CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated January 29, 1998 (except for Note 2, as to which the date is February 27, 1998), accompanying the consolidated financial statements incorporated by reference in the Annual Report of Computer Horizons Corp. on Form 10-k for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of Computer Horizons Corp. on Forms S-3 (File No. 333-33665 and File No. 333-44417) and on Forms S-8 (File No. 033-64763, File No. 033-59439 and File No. 033-41726).

/s/Grant Thornton LLP

GRANT THORNTON LLP



Parsippany, New Jersey
March 26, 1998